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                                                                  Exhibit 99.(l)

                     MORGAN STANLEY INVESTMENT ADVISORS INC.
                           1221 Avenue of the Americas
                            New York, New York 10020

                                              August 16, 2006

Morgan Stanley Institutional Strategies Fund
1221 Avenue of the Americas
New York, NY 10020

Gentlemen:

     We are purchasing from you today 2,500 shares of beneficial interest, of $0.01 par value, of each of your Class A, Class B, Class C and Class D shares, at a price of $10.00 per share, for an aggregate price of $100,000, to provide the initial capital you require pursuant to Section 14 of the Investment Company Act of 1940 in order to make a public offering of your shares.

     We hereby represent that we are acquiring said shares for investment and not for distribution or resale to the public.


                              Very truly yours,

                              Morgan Stanley Investment Advisors Inc.


                              By:    /s/ Owen D. Thomas
                                  --------------------------------
                                     Owen D. Thomas
                              President and Chief Executive Officer